For period ending October 31, 2005 Exhibit 77Q(2)

File number 811-7540

Global High Income Dollar Fund Inc.

Section 16 (a) Beneficial Ownership Reporting Compliance

The registrant is not aware of any report required to be
filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, as amended, which was not timely filed.